Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Third Quarter 2024 Financial Results
•Total revenue of $693.2 million, an increase of 18.5% over the prior year quarter
•Net income of $41.4 million, an increase of 422.5% over the prior year quarter
•Adjusted net income of $56.3 million, an increase of 110.9% over the prior year quarter
•Adjusted EBITDA of $180.3 million, an increase of 26.1% over the prior year quarter
•Diluted EPS increased to $0.19 from $0.04 in the prior year quarter
•Reduced net debt leverage ratio to 2.4 times
•Delivered positive net cash provided by operating activities and free cash flow before sale-leaseback transactions
CHANHASSEN, Minn. (October 24, 2024) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal third quarter ended September 30, 2024.
Bahram Akradi, Founder, Chairman and CEO, stated: “Having achieved another quarter of strong financial performance, we remain confident in the strength and trajectory of our business. In the third quarter, we continued deleveraging to under 2.5 times and once again delivered significant cash from our operating activities and achieved positive free cash flow before sale-leaseback proceeds. With our equity offering complete and our debt refinancing in place, we are now even better positioned to continue growing our business by taking advantage of the significant opportunities in front of us. I’d like to thank all our team members for their passion and dedication to building a company that is stronger, bigger and the best version of itself.”
Financial Summary

	Three Months Ended			Nine Months Ended
($ in millions, except memberships and per membership data)	September 30,			September 30,
	2024	2023	Percent Change	2024	2023	Percent Change
Total revenue	$693.2	$585.2	18.5%	$1,957.7	$1,657.8	18.1%
Center operations expenses	$371.1	$319.4	16.2%	$1,048.5	$896.1	17.0%
Rent	$78.6	$69.2	13.5%	$225.8	$203.2	11.1%
General, administrative and marketing expenses (1)	$57.7	$51.7	11.7%	$159.8	$147.0	8.7%
Net income	$41.4	$7.9	422.5%	$119.1	$52.4	127.3%
Adjusted net income	$56.3	$26.7	110.9%	$140.2	$91.1	53.9%
Adjusted EBITDA	$180.3	$143.0	26.1%	$499.8	$399.1	25.2%
Comparable center revenue (2)	12.1%	11.4%		11.8%	16.6%
Center memberships, end of period	826,502	784,331	5.4%	826,502	784,331	5.4%
Average center revenue per center membership	$815	$722	12.9%	$2,361	$2,095	12.7%
(1)    The three months ended September 30, 2024 and 2023 included non-cash share-based compensation expense of $10.3 million and $13.4 million, respectively. The nine months ended September 30, 2024 and 2023 included non-cash share-based compensation expense of $27.1 million and $32.9 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Third Quarter 2024 Information
•Revenue increased 18.5% to $693.2 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings.
•Center memberships increased by 42,171, or 5.4%, when compared to September 30, 2023, and decreased consistent with seasonality expectations by approximately 6,100 from the second quarter 2024 to 826,502.
•Total subscriptions, which include center memberships and our digital on-hold memberships, increased 5.6% to 876,509 as compared to September 30, 2023.

•Center operations expenses increased 16.2% to $371.1 million primarily due to operating costs related to our new and ramping centers as well as costs to support growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 11.7% to $57.7 million primarily due to increases in cash incentive compensation and benefit-related expenses, information technology costs, and center support overhead to enhance and broaden our member services and experiences, partially offset by lower share-based compensation expense.
•Net income increased $33.5 million to $41.4 million primarily due to improved business performance and to a lesser extent a $3.8 million decrease in the tax-effected one-time net losses from sale-leaseback transactions in the current period and a tax-effected one-time gain of $0.5 million on sales of land in the current year period as compared to a tax-effected one-time loss of $3.3 million in the prior year period.
•Adjusted net income increased $29.6 million to $56.3 million.
•Adjusted net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
Nine-Month 2024 Information
•Revenue increased 18.1% to $1,957.7 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings.
•Center operations expenses increased 17.0% to $1,048.5 million primarily due to operating costs related to our new and ramping centers as well as costs to support growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 8.7% to $159.8 million primarily due to increases in cash incentive compensation and benefit-related expenses, information technology costs, center support overhead to enhance and broaden our member services and experiences, and the timing of marketing expenses primarily related to our new club openings, partially offset by lower share-based compensation expense.
•Net income increased $66.7 million to $119.1 million primarily due to improved business performance and to a lesser extent tax-effected one-time net gains of $3.7 million on sales of land and $2.0 million on sale-leaseback transactions in the current year period as compared to tax-effected one-time net losses of $10.0 million on sale-leaseback transactions and $4.2 million on the sale of land in the prior year period. Net income in the prior year period also included a $3.5 million tax-effected one-time gain on the sale of two triathlon events.
•Adjusted net income increased $49.1 million to $140.2 million.
•Adjusted net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
New Center Openings
•We opened two new centers during the third quarter.
•As of September 30, 2024, we operated a total of 177 centers.
Cash Flow Highlights
•Net cash provided by operating activities increased 31.8% to $151.1 million.
•We achieved free cash flow of $138.3 million, including approximately $65.0 million of net proceeds from sale-leaseback transactions.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Nine Months Ended
($ in millions)	September 30,			September 30,
	2024	2023	Percent Change	2024	2023	Percent Change
Growth capital expenditures (1)	$46.4	$131.9	(64.8)%	$259.9	$368.8	(29.5)%
Maintenance capital expenditures (2)	$21.6	$29.7	(27.3)%	$70.0	$81.8	(14.4)%
Modernization and technology capital expenditures (3)	$19.1	$31.3	(39.0)%	$58.3	$79.3	(26.5)%
Total capital expenditures	$87.1	$192.9	(54.8)%	$388.2	$529.9	(26.7)%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of general maintenance of existing centers.
(3)    Consist of modernization of existing centers and technology.

Liquidity and Capital Resources
•As of September 30, 2024, our total available liquidity was $529.7 million, which included availability on our $650.0 million revolving credit facility and cash and cash equivalents.
•Our net debt leverage ratio improved to 2.4x as of September 30, 2024, from 3.7x as of September 30, 2023.
•We completed sale-leaseback transactions on two properties for net proceeds of approximately $65.0 million.
•We completed an equity offering of 6.0 million primary shares resulting in net proceeds of $124.4 million. We used a portion of these net proceeds to pay down an aggregate principal amount of $110.0 million of our former term loan facility. We also upsized and extended our revolving credit facility and paid the remaining aggregate principal amount of $200.0 million of our former term loan facility and no borrowings remained outstanding thereunder.
2024 Outlook
Full-Year 2024 Guidance

			Percent	Year Ended
	Year Ended	Year Ended	Change	December 31, 2024
	December 31, 2024	December 31, 2023	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	August 1, 2024)
Revenue	$2,595 – $2,605	$2,216.6	17.3%	$2,560 – $2,590
Net Income (1)	$138 – $140	$76.1	82.7%	$142 – $148
Adjusted EBITDA	$658 – $662	$536.8	23.0%	$642 – $652
Rent	$305 – $310	$275.1	11.8%	$300 – $312
(1)    Includes approximately $15 million of estimated one-time interest expense related to the refinancing of our senior secured and unsecured notes.
Conference Call Details
A conference call to discuss our third quarter financial results is scheduled for today:
•Date: Thursday, October 24, 2024
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 3Q 2024 Earnings Call
A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through November 7, 2024:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1374 9346
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About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 175 athletic country clubs across the United States and Canada. The health and wellness pioneer also delivers a range of healthy way of life programs and information via its complimentary Life Time Digital app. The Company’s healthy living, healthy aging, healthy entertainment communities and ecosystem serve people 90 days to 90+ years old and is supported by a team of more than 41,000 dedicated professionals. In addition to delivering the best programs and experiences through its clubs, Life Time owns and produces nearly 30 of the most iconic athletic events in the country.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for full year 2024, growth, cost efficiencies and margin expansion, improvements to its balance sheet, net debt and leverage ratio, capital expenditures and free cash flow, consumer demand, industry and economic trends, taxes, and rent expense. These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024, (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Center revenue	$674,775	$568,402	$1,900,267	$1,608,279
Other revenue	18,459	16,775	57,445	49,480
Total revenue	693,234	585,177	1,957,712	1,657,759
Operating expenses:
Center operations	371,134	319,401	1,048,544	896,113
Rent	78,575	69,225	225,804	203,196
General, administrative and marketing	57,737	51,668	159,836	147,005
Depreciation and amortization	69,451	63,618	205,068	180,067
Other operating expense	22,642	34,516	47,952	64,837
Total operating expenses	599,539	538,428	1,687,204	1,491,218
Income from operations	93,695	46,749	270,508	166,541
Other (expense) income:
Interest expense, net of interest income	(36,011)	(33,075)	(111,083)	(96,249)
Equity in (loss) earnings of affiliates	(116)	56	(403)	287
Total other expense	(36,127)	(33,019)	(111,486)	(95,962)
Income before income taxes	57,568	13,730	159,022	70,579
Provision for income taxes	16,213	5,815	39,945	18,200
Net income	$41,355	$7,915	$119,077	$52,379

Income per common share:
Basic	$0.20	$0.04	$0.60	$0.27
Diluted	$0.19	$0.04	$0.57	$0.26
Weighted-average common shares outstanding:
Basic	202,945	196,146	199,793	195,404
Diluted	214,633	204,298	207,841	203,954

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$120,947	$11,161
Restricted cash and cash equivalents	16,106	18,805
Accounts receivable, net	26,230	23,903
Center operating supplies and inventories	59,237	52,803
Prepaid expenses and other current assets	41,374	57,751
Income tax receivable	5,298	10,101
Total current assets	269,192	174,524
Property and equipment, net	3,095,145	3,171,616
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,335,206	2,202,601
Intangible assets, net	171,917	172,127
Other assets	72,840	75,914
Total assets	$7,179,659	$7,032,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,592	$81,252
Construction accounts payable	61,562	108,730
Deferred revenue	48,836	49,299
Accrued expenses and other current liabilities	196,290	185,305
Current maturities of debt	12,439	73,848
Current maturities of operating lease liabilities	67,016	58,764
Total current liabilities	456,735	557,198
Long-term debt, net of current portion	1,639,752	1,859,027
Operating lease liabilities, net of current portion	2,401,711	2,268,863
Deferred income taxes, net	77,657	56,066
Other liabilities	42,004	36,875
Total liabilities	4,617,859	4,778,029
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 206,613 and 196,671 shares issued and outstanding, respectively.	2,066	1,967
Additional paid-in capital	3,025,445	2,835,883
Accumulated deficit	(457,736)	(576,813)
Accumulated other comprehensive loss	(7,975)	(6,925)
Total stockholders’ equity	2,561,800	2,254,112
Total liabilities and stockholders’ equity	$7,179,659	$7,032,141

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$119,077	$52,379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	205,068	180,067
Deferred income taxes	21,693	15,994
Share-based compensation	30,450	37,029
Non-cash rent expense	25,181	26,900
Impairment charges associated with long-lived assets	2,941	6,620
(Gain) loss on disposal of property and equipment, net	(6,548)	13,742
Write-off of debt discounts and issuance costs	3,510	—
Amortization of debt discounts and issuance costs	5,891	5,862
Changes in operating assets and liabilities	1,794	(4,407)
Other	2,919	(3,240)
Net cash provided by operating activities	411,976	330,946
Cash flows from investing activities:
Capital expenditures	(388,213)	(529,965)
Proceeds from sale-leaseback transactions	207,714	121,831
Proceeds from the sale of land	15,577	4,169
Other	2,819	416
Net cash used in investing activities	(162,103)	(403,549)
Cash flows from financing activities:
Proceeds from borrowings	—	44,291
Repayments of debt	(408,612)	(11,202)
Proceeds from revolving credit facility	1,045,000	986,000
Repayments of revolving credit facility	(925,000)	(961,000)
Repayments of finance lease liabilities	(626)	(771)
Proceeds from financing obligations	4,300	1,500
Payments of debt discounts and issuance costs	(1,873)	(2,550)
Proceeds from the issuance of common stock, net of issuance costs	124,357	—
Proceeds from stock option exercises	19,548	14,897
Proceeds from issuances of common stock in connection with the employee stock purchase plan	1,462	1,450
Other	(1,304)	(110)
Net cash (used in) provided by financing activities	(142,748)	72,505
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	(38)	30
Increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	107,087	(68)
Cash and cash equivalents and restricted cash and cash equivalents—beginning of period	29,966	25,509
Cash and cash equivalents and restricted cash and cash equivalents—end of period	$137,053	$25,441

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Membership Data
Center memberships	826,502	784,331	826,502	784,331
Digital on-hold memberships	50,007	45,708	50,007	45,708
Total memberships	876,509	830,039	876,509	830,039

Revenue Data
Membership dues and enrollment fees	72.3%	71.8%	72.4%	71.7%
In-center revenue	27.7%	28.2%	27.6%	28.3%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$488,105	$407,903	$1,376,212	$1,152,506
In-center revenue	186,670	160,499	524,055	455,773
Total Center revenue	$674,775	$568,402	$1,900,267	$1,608,279

Average Center revenue per center membership (1)	$815	$722	$2,361	$2,095
Comparable center revenue (2)	12.1%	11.4%	11.8%	16.6%

Center Data
Net new center openings (3)	2	6	6	9
Total centers (end of period) (3)	177	170	177	170
Total center square footage (end of period) (4)	17,400,000	16,700,000	17,400,000	16,700,000

GAAP and Non-GAAP Financial Measures
Net income	$41,355	$7,915	$119,077	$52,379
Net income margin (5)	6.0%	1.4%	6.1%	3.2%
Adjusted net income (6)	$56,278	$26,684	$140,158	$91,139
Adjusted net income margin (6)	8.1%	4.6%	7.2%	5.5%
Adjusted EBITDA (7)	$180,293	$142,981	$499,816	$399,123
Adjusted EBITDA margin (7)	26.0%	24.4%	25.5%	24.1%
Center operations expense	$371,134	$319,401	$1,048,544	$896,113
Pre-opening expenses (8)	$1,164	$1,477	$4,819	$6,146
Rent	$78,575	$69,225	$225,804	$203,196
Non-cash rent expense (open properties) (9)	$9,684	$8,409	$20,734	$25,662
Non-cash rent expense (properties under development) (9)	$1,847	$861	$4,447	$1,238
Net cash provided by operating activities	$151,146	$114,655	$411,976	$330,946
Free cash flow (10)	$138,332	$(30,274)	$247,054	$(73,019)
(1)    We define Average Center revenue per center membership as Center revenue less Digital on-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended September 30, 2024, we opened two centers.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2024	2023	2024	2023
Net income	$41,355	$7,915	$119,077	$52,379
Share-based compensation expense (a)	11,752	14,858	30,450	37,029
Loss (gain) on sale-leaseback transactions (b)	4,902	12,672	(2,620)	13,431
Legal settlements (c)	1,250	—	1,250	—
Asset impairments (d)	—	5,340	—	6,620
Other (e)	2,869	(312)	(927)	(4,852)
Taxes (f)	(5,850)	(13,789)	(7,072)	(13,468)
Adjusted net income	$56,278	$26,684	$140,158	$91,139

Income per common share:
Basic	$0.20	$0.04	$0.60	$0.27
Diluted	$0.19	$0.04	$0.57	$0.26
Adjusted income per common share:
Basic	$0.28	$0.14	$0.70	$0.47
Diluted	$0.26	$0.13	$0.67	$0.45
Weighted-average common shares outstanding:
Basic	202,945	196,146	199,793	195,404
Diluted	214,633	204,298	207,841	203,954
(a)    Share-based compensation expense recognized during the three and nine months ended September 30, 2024, was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”) that launched on December 1, 2022, and liability-classified awards related to our 2024 short-term incentive plan. Share-based compensation expense recognized during the three and nine months ended September 30, 2023, was associated with stock options, restricted stock units, our ESPP and liability-classified awards related to our 2023 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    We adjust for the impact of unusual legal settlements. These costs are non-recurring in nature and do not reflect costs associated with our normal ongoing operations.
(d)    Represents non-cash asset impairments of our long-lived assets.
(e)    Includes (i) a $3.5 million write-off of the unamortized debt discounts and issuance costs associated with the extinguishment of our former term loan facility and construction loan for the three and nine months ended September 30, 2024, (ii) (gain) loss on sales of land of $(0.6) million and $0.4 million for the three months ended September 30, 2024 and 2023, respectively, and $(5.0) million and $0.4 million for the nine months ended September 30, 2024 and 2023, respectively, and (iii) legal-related expenses in pursuit of our claim against Zurich of $0.1 million for the three months ended September 30, 2023, and $0.6 million and $0.7 million for the nine months ended September 30, 2024 and 2023, respectively. For 2023, also includes a subsidy (credit) for our Canadian operations in connection with COVID-19 of $(0.3) million for the nine months ended September 30, 2023 and gain on sales of the Company’s triathlons and certain other assets of $(0.8) million and $(5.7) million for the three and nine months ended September 30, 2023, respectively.
(f)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2024	2023	2024	2023
Net income	$41,355	$7,915	$119,077	$52,379
Interest expense, net of interest income	36,011	33,075	111,083	96,249
Provision for income taxes	16,213	5,815	39,945	18,200
Depreciation and amortization	69,451	63,618	205,068	180,067
Share-based compensation expense (a)	11,752	14,858	30,450	37,029
Loss (gain) on sale-leaseback transactions (b)	4,902	12,672	(2,620)	13,431
Legal settlements (c)	1,250	—	1,250	—
Asset impairments (d)	—	5,340	—	6,620
Other (e)	(641)	(312)	(4,437)	(4,852)
Adjusted EBITDA	$180,293	$142,981	$499,816	$399,123
(a) – (d)    See the corresponding footnotes to the table in footnote 6 immediately above.
(e)    Includes (i) (gain) loss on sales of land of $(0.6) million and $0.4 million for the three months ended September 30, 2024 and 2023, respectively, and $(5.0) million and $0.4 million for the nine months ended September 30, 2024 and 2023, respectively, and (ii) legal-related expenses in pursuit of our claim against Zurich of $0.1 million for the three months ended September 30, 2023, and $0.6 million and $0.7 million for the nine months ended September 30, 2024 and 2023, respectively. For 2023, also includes a subsidy (credit) for our Canadian operations in connection with COVID-19 of $(0.3) million for the nine months ended September 30, 2023 and gain on sales of the Company’s triathlons and certain other assets of $(0.8) million and $(5.7) million for the three and nine months ended September 30, 2023, respectively.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.

The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$151,146	$114,655	$411,976	$330,946
Capital expenditures, net of construction reimbursements	(87,106)	(192,889)	(388,213)	(529,965)
Proceeds from sale-leaseback transactions	65,043	43,791	207,714	121,831
Proceeds from land sales	9,249	4,169	15,577	4,169
Free cash flow	$138,332	$(30,274)	$247,054	$(73,019)

Reconciliation of Net Income to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2024	September 30, 2023
Net income	$142,761	$66,105
Interest expense, net of interest income	145,631	125,054
Provision for income taxes	40,472	20,831
Depreciation and amortization	269,398	237,270
Share-based compensation expense	43,564	41,106
(Gain) loss on sale-leaseback transactions	(2,463)	13,966
Legal settlements	1,250	—
Asset impairments	—	5,340
Other	(3,090)	(3,523)
Adjusted EBITDA	$637,523	$506,149

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2024	September 30, 2023
Current maturities of debt	$12,439	$64,033
Long-term debt, net of current portion	1,639,752	1,815,965
Total Debt	$1,652,191	$1,879,998
Less: Fair value adjustment	323	682
Less: Unamortized debt discounts and issuance costs	(6,462)	(16,531)
Less: Cash and cash equivalents	120,947	9,199
Net Debt	$1,537,383	$1,886,648
Trailing twelve-month Adjusted EBITDA	637,523	506,149
Net Debt Leverage Ratio	2.4x	3.7x

Reconciliation of Net Income to Adjusted EBITDA Guidance for 2024
($ in millions)
(Unaudited)

Year Ended
December 31, 2024
Net income	$138 – $140
Interest expense, net of interest income (1)	155 – 151
Provision for income taxes	51 – 52
Depreciation and amortization	272 – 275
Share-based compensation expense	48 – 50
(Gain) on sale-leaseback transactions	(3) – (3)
Other	(3) – (3)
Adjusted EBITDA	$658 – $662
(1)    Includes approximately $15 million of estimated one-time interest expense related to the refinancing of our senior secured and unsecured notes.